Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307 777.7311
Fax 307 777.5339
Email: business@state.wy.us

Max Maxfield, WY Secretary of State
FILED: 02/25/2011 11:20 AM
Original ID: 2006-000519873
Amendment ID: 2011-000949191

Profit Corporation
Articles of Amendment

1. Corporation name:

Electric Tractor Corp.

2. Article(s) #5 is amended as follows:

The Authorized number of common shares is to be 250,000,000.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/09/2011.
(Date - mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Via Written consent of the majority shareholder.

Received
FEB 25 2011
Secretary of State
Wyoming

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: 9,487,016 and the number of votes of each voting group indisputably represented at the meeting: 7,126,273

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

7,126,273 common shares which represents 75%

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Signature: ______________________

Date: 02/14/2011
(mm/dd/yyyy)

Print Name: Richard A. Zirger

Title: Chairman

Contact Person: Debbie Lilholt

Daytime Phone Number: (307) 463-4505

Email: debbie@islandholdingsinc.com

Checklist

- ✓ *Filing Fee: $50.00* Make check or money order payable to Wyoming Secretary of State.
- ✓ The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- ✓ Please submit one **originally signed** document and one exact photocopy of the filing.